Exhibit 2.1


                                                                EXECUTION COPY




                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                        TYCO ACQUISITION CORP. VI (NV),


                               EVM MERGER CORP.


                                      AND


                               MALLINCKRODT INC.


                                   INCLUDING


                                   GUARANTEE


                                      OF


                            TYCO INTERNATIONAL LTD.


                                 JUNE 28, 2000

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                               TABLE OF CONTENTS
                                                                          Page


ARTICLE I      THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . .  6
     Section 1.1    The Merger  . . . . . . . . . . . . . . . . . . . . . .  6
     Section 1.2    Effective Time  . . . . . . . . . . . . . . . . . . . .  7
     Section 1.3    Effect of the Merger  . . . . . . . . . . . . . . . . .  7
     Section 1.4    Certificate of Incorporation; Bylaws  . . . . . . . . .  7
     Section 1.5    Directors and Officers  . . . . . . . . . . . . . . . .  8
     Section 1.6    Effect on Securities, Etc   . . . . . . . . . . . . . .  8
     Section 1.7    Exchange of Shares  . . . . . . . . . . . . . . . . . . 10
     Section 1.8    Stock Transfer Books  . . . . . . . . . . . . . . . . . 13
     Section 1.9    No Further Ownership Rights in Company
                      Common Stock  . . . . . . . . . . . . . . . . . . . . 13
     Section 1.10   Lost, Stolen or Destroyed Certificates  . . . . . . . . 13
     Section 1.11   Tax Consequences  . . . . . . . . . . . . . . . . . . . 13
     Section 1.12   Taking of Necessary Action; Further Action  . . . . . . 13

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . 14
     Section 2.1    Organization and Qualification; Subsidiaries;
                      Material Adverse Effect   . . . . . . . . . . . . . . 14
     Section 2.2    Certificate of Incorporation and By-laws  . . . . . . . 16
     Section 2.3    Capitalization  . . . . . . . . . . . . . . . . . . . . 16
     Section 2.4    Authority Relative to This Agreement  . . . . . . . . . 17
     Section 2.5    Material Contracts; No Conflict; Required Filings
                      and Consents  . . . . . . . . . . . . . . . . . . . . 18
     Section 2.6    Compliance; Permits   . . . . . . . . . . . . . . . . . 20
     Section 2.7    SEC Filings; Financial Statements   . . . . . . . . . . 21
     Section 2.8    Absence of Certain Changes or Events  . . . . . . . . . 21
     Section 2.9    No Undisclosed Liabilities  . . . . . . . . . . . . . . 22
     Section 2.10   Absence of Litigation   . . . . . . . . . . . . . . . . 22
     Section 2.11   Employee Benefit Plans; Employment Agreements   . . . . 22
     Section 2.12   Employment and Labor Matters  . . . . . . . . . . . . . 29
     Section 2.13   Registration Statement; Proxy Statement/Prospectus  . . 30
     Section 2.14   Restrictions on Business Activities   . . . . . . . . . 31
     Section 2.15   Title to Property   . . . . . . . . . . . . . . . . . . 31
     Section 2.16   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . 31
     Section 2.17   Environmental Matters   . . . . . . . . . . . . . . . . 33
     Section 2.18   Brokers   . . . . . . . . . . . . . . . . . . . . . . . 35
     Section 2.19   Intellectual Property   . . . . . . . . . . . . . . . . 35
     Section 2.20   Interested Party Transactions   . . . . . . . . . . . . 37
     Section 2.21   Insurance   . . . . . . . . . . . . . . . . . . . . . . 37
     Section 2.22   Product Liability and Recalls   . . . . . . . . . . . . 37
     Section 2.23   Opinion of Financial Advisor  . . . . . . . . . . . . . 38


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ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  . . 38

     Section 3.1    Organization and Qualification; Subsidiaries  . . . . . 38
     Section 3.2    Capitalization  . . . . . . . . . . . . . . . . . . . . 39
     Section 3.3    Authority Relative to this Agreement  . . . . . . . . . 40
     Section 3.4    No Conflicts; Required Filings and Consents   . . . . . 40
     Section 3.5    Compliance  . . . . . . . . . . . . . . . . . . . . . . 41
     Section 3.6    SEC Filings; Financial Statements   . . . . . . . . . . 42
     Section 3.7    Absence of Certain Changes or Events  . . . . . . . . . 42
     Section 3.8    No Undisclosed Liabilities  . . . . . . . . . . . . . . 43
     Section 3.9    Absence of Litigation   . . . . . . . . . . . . . . . . 43
     Section 3.10   Registration Statement; Proxy Statement/Prospectus  . . 43
     Section 3.11   Brokers   . . . . . . . . . . . . . . . . . . . . . . . 44
     Section 3.12   Ownership of Parent and Merger Sub  . . . . . . . . . . 45
     Section 3.13   No Prior Activities   . . . . . . . . . . . . . . . . . 45
     Section 3.14   Ownership Interest in the Company   . . . . . . . . . . 45
     Section 3.15   No Vote Required  . . . . . . . . . . . . . . . . . . . 45

ARTICLE IV     CONDUCT OF BUSINESS PENDING THE MERGER   . . . . . . . . . . 45
     Section 4.1    Conduct of Business by the Company  . . . . . . . . . . 45
     Section 4.2    No Solicitation   . . . . . . . . . . . . . . . . . . . 49
     Section 4.3    Conduct of Business by Guarantor  . . . . . . . . . . . 52

ARTICLE V      ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . 53
     Section 5.1    Proxy Statement/Prospectus; Registration Statement  . . 53
     Section 5.2    Company Shareholders Meeting  . . . . . . . . . . . . . 55
     Section 5.3    Access to Information; Confidentiality  . . . . . . . . 55
     Section 5.4    Consents; Approvals   . . . . . . . . . . . . . . . . . 55
     Section 5.5    Agreements with Respect to Affiliates   . . . . . . . . 56
     Section 5.6    Indemnification and Insurance   . . . . . . . . . . . . 57
     Section 5.7    Notification of Certain Matters   . . . . . . . . . . . 58
     Section 5.8    Further Action/Tax Treatment  . . . . . . . . . . . . . 59
     Section 5.9    Public Announcements  . . . . . . . . . . . . . . . . . 60
     Section 5.10   Guarantor Common Shares   . . . . . . . . . . . . . . . 60
     Section 5.11   Stock Options and ESPP  . . . . . . . . . . . . . . . . 60
     Section 5.12   Certain Employee Benefits   . . . . . . . . . . . . . . 62
     Section 5.13   Redemption of the Surviving Preferred Stock   . . . . . 63
     Section 5.14   Accountants Letters   . . . . . . . . . . . . . . . . . 63
     Section 5.15   Compliance with State Property Transfer Statutes  . . . 64
     Section 5.16   Conveyance Taxes  . . . . . . . . . . . . . . . . . . . 64

ARTICLE VI     CONDITIONS TO THE MERGER   . . . . . . . . . . . . . . . . . 64
     Section 6.1    Conditions to Obligation of Each Party to Effect the
                      Merger  . . . . . . . . . . . . . . . . . . . . . . . 64
     Section 6.2    Additional Conditions to Obligations of Parent and
                      Merger Sub  . . . . . . . . . . . . . . . . . . . . . 66
     Section 6.3    Additional Conditions to Obligation of the Company  . . 67


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ARTICLE VII    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . 68

     Section 7.1    Termination   . . . . . . . . . . . . . . . . . . . . . 68
     Section 7.2    Effect of Termination   . . . . . . . . . . . . . . . . 71
     Section 7.3    Fees and Expenses   . . . . . . . . . . . . . . . . . . 71

ARTICLE VIII   GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . 73
     Section 8.1    Effectiveness of Representations, Warranties and
                      Agreements  . . . . . . . . . . . . . . . . . . . . . 73
     Section 8.2    Notices   . . . . . . . . . . . . . . . . . . . . . . . 74
     Section 8.3    Certain Definitions   . . . . . . . . . . . . . . . . . 75
     Section 8.4    Amendment   . . . . . . . . . . . . . . . . . . . . . . 76
     Section 8.5    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . 77
     Section 8.6    Headings  . . . . . . . . . . . . . . . . . . . . . . . 77
     Section 8.7    Severability  . . . . . . . . . . . . . . . . . . . . . 77
     Section 8.8    Agreement   . . . . . . . . . . . . . . . . . . . . . . 77
     Section 8.9    Assignment  . . . . . . . . . . . . . . . . . . . . . . 77
     Section 8.10   Parties in Interest   . . . . . . . . . . . . . . . . . 78
     Section 8.11   Failure or Indulgence Not Waiver; Remedies
                      Cumulative  . . . . . . . . . . . . . . . . . . . . . 78
     Section 8.12   Governing Law; Jurisdiction   . . . . . . . . . . . . . 78
     Section 8.13   Counterparts  . . . . . . . . . . . . . . . . . . . . . 78
     Section 8.14   WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . 78
     Section 8.15   Performance of Obligations  . . . . . . . . . . . . . . 79

                         AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 28, 2000, among Tyco Acquisition Corp. VI (NV) ("Parent"), a Nevada corporation and a wholly owned first tier subsidiary of Tyco International Ltd., a Bermuda company ("Guarantor"), EVM Merger Corp., a New York corporation and a wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Mallinckrodt Inc., a New York corporation ("the Company").

                             W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, and consistent with and in furtherance of their respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each adopted this Agreement providing for the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Business Corporation Law of the State of New York (the "NYBCL"), and upon the terms and subject to the conditions set forth herein;

          WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

          WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a purchase for financial reporting purposes;

          WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, par value $1.00 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger
Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee the


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representations, warranties, covenants, agreements and other obligations of
Parent and Merger Sub in this Agreement (the "Guarantee");

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Definitions:

          "Acquisition Proposal" is defined in Section 4.02(a).

          "Adjusted Option" is defined in Section 1.06.

          "Adjustment Election" is defined in Section 7.01(j).

          "Affiliate" is defined in Section 8.03.

          "Affiliate Plan" is defined in Section 2.11(a)

          "Agreement" is defined in preamble.

          "Alternative Transaction" is defined in Section 4.02(a).

          "Alternative Transaction Condition" is defined in Section 7.03(b).

          "Average Share Price" is defined in Section 1.06(a)

          "2000 Balance Sheet" is defined in Section 2.09.

          "business day" is defined in Section 8.03.

          "Certificates" is defined in Section 1.06(f).

          "Certificate of Merger" is defined in Section 1.02.

          "Closing Conditions Satisfaction Date" is defined in Section
               1.06(a).

          "COBRA" is defined in Section 2.11(b).

          "Code" is defined in the preamble.

          "Company" is defined in the preamble.

          "Company Charter Documents" is defined in Section 2.02.

          "Company Common Stock" is defined in preamble.

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          "Company Disclosure Schedule" is defined in Section 2.01.

          "Company Employee Plan" is defined in Section 2.11(a).

          "Company Financial Advisors" is defined in Section 2.18.

          "Company ESPP" is defined in Section 1.06(c).

          "Company Intellectual Property Assets" is defined in Section
               2.19(a)

          "Company Option Plans" is defined in Section 1.06(c).

          "Company Permits" is defined in Section 2.06(b).

          "Company Preferred Stock" is defined in Section 2.03.

          "Company SEC Documents" is defined in Section 2.03.

          "Company Shareholders Meeting" is defined in Section 2.04(c).

          "Company Stock Options" is defined in Section 1.06(c).

          "Confidentiality Agreements" is defined in section 5.03.

          "control" is defined in Section 8.3.

          "Covered Persons" is defined in Section 5.06(c).

          "D&O Insurance" is defined in Section 5.06(d).

          "Daily Per Share Price" is defined in Section 1.06(a).

          "Defined Benefit Plan" is defined in Section 2.11(e).

          "DOL" is defined in Section 2.11(a).

          "dollars" or "$" is defined in Section 8.3.

          "Employee Benefits Supplemental Disclosure Schedule" is defined in
               Section 2.11(a).

          "ERISA" is defined in Section 2.11(a).

          "Exchange Act" is defined in Section 2.05.

          "Exchange Agent" is defined in Section 1.07(a).

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          "Exchange Ratio" is defined in Section 1.06(a).

          "Effective Time" is defined in Section 1.02.

          "Environmental Claim" is defined in Section 2.17(e).

          "Environmental Law" is defined in Section 2.17(e).

          "Environmental Health and Safety Laws" is defined in Section
               2.05(c).

          "Expenses" is defined in section 7.03(b).

          "Floor Price" is defined in Section 7.03(b)(i)(B)

          "Fee" is defined in section 7.03(b).

          "GAAP" is defined in Section 2.07(b).

          "Governmental Authority" is defined in Section 2.05(c).

          "Guarantee" is defined in the preamble.

          "Guarantor" is defined in the preamble.

          "Guarantor Charter Documents" is defined in Section 3.01(a).

          "Guarantor Common Shares" is defined in Section 1.06.

          "Guarantor Preferred Shares" is defined in Section 3.02(a).

          "Guarantor 1999 Form 10-K" is defined in Section 3.01(b).

          "Guarantor SEC Documents" is defined in Section 3.05.

          "2000 Guarantor Balance Sheet" is defined in Section 3.08.

          "HSR Act" is defined in Section 2.05(c).

          "Indemnified Parties" is defined in section 5.06(b).

          "Intellectual Property Assets" is defined in Section 2.19(a).

          "IRS" is defined in Section 2.11(b).

          "ISO" is defined in Section 2.11(c).


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          "knowledge" is defined in Section 8.03.

          "Material Adverse Effect" is defined in Section 2.01(b).

          "Materials of Environmental Concern" is defined in Section 2.17(e).

          "Meeting Average Share Price" is defined in Section 7.03(b).

          "Merger" is defined in the preamble.

          "Merger Consideration" is defined in Section 1.07(b).

          "Merger Sub" is defined in the preamble.

          "Non-U.S. Monopoly Laws" is defined in Section 2.05(c).

          "NYBCL" is defined in the preamble.

          "NYSE" is defined in Section 1.06(a).

          "Parent" is defined in the preamble.

          "Parent Disclosure Schedule" is defined in Section 3.01(b).

          "PBGC" is defined in Section 2.11(b).

          "person" is defined in Section 8.03.

          "Proxy Statement Prospectus" is defined in Section 2.13(a).

          "Registration Statement" is defined in Section 2.13.

          "SEC" is defined in Section 2.03.

          "Securities Act" is defined in Section 2.05(c).

          "Series Preferred Stock" is defined in Section 2.03.

          "Share" is defined in the preamble.

          "Subsidiary Documents" is defined in Section 2.02.

          "Superior Proposal" is defined in Section 4.02(a).

          "Surviving Corporation" is defined in Section 1.01.



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          "Surviving Company Preferred Stock" is defined in Section
               1.06(a)(ii).

          "Tax" is defined in Section 2.16(b).

          "Tax Return" is defined in Section 2.16(b).

          "Terminating Breach" is defined in Section 7.01(h).

          "Terminating Change" is defined in Section 7.01(g).

          "Terminating Misrepresentation" is defined in Section 7.01(f).

          "Termination Notice" is defined in Section 7.01(j).

          "Third Party" is defined in Section 4.02(a).

          "Third Party Intellectual Property Assets" is defined in Section
               2.19(c).

                                   ARTICLE I
                                  THE MERGER

          Section 1.01 The Merger. (a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the NYBCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

          Section 1.02 Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a properly executed agreement or certificate of merger as contemplated by the NYBCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL; provided, however, that, unless the parties shall agree otherwise, if the Average Share Price is less than the Floor Price and Parent delivers a Termination Notice, the Merger shall not be consummated prior to the fourth business day following the Closing Conditions Satisfaction Date. The Merger shall become effective at the time of such filing or at such later time, which will be as soon as reasonably practicable, specified in the Certificate of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Kramer Levin

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Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

          Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.04 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, Article Ninth of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety: "The number of directors of the Corporation, exclusive of directors, if any, to be elected by holders of 4% Cumulative Preferred Stock or the holders of one or more series of Series Preferred Stock pursuant to the provisions of Paragraph 2 of Section (a) or Paragraph 3 of Section (b), respectively of ARTICLE THIRD herein, shall not be less than three nor more than nine."; and Article Tenth and Article Eleventh of the Certificate of Incorporation of the Company shall be deleted.

          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          Section 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          Section 1.06 Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

          (a) Conversion of Securities. (i) Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to

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be canceled pursuant to Section 1.06(b)) shall be converted, subject to
Sections 1.06 (e) and (f), into the right to receive from Parent that number of fully paid and nonassessable common shares of Guarantor, par value U.S. $0.20 per share (the "Guarantor Common Shares") equal to the Exchange Ratio.

          For purposes of this Agreement:

          "Average Share Price" means the average (rounded to the nearest 1/10,000) of the Daily Per Share Prices for the five consecutive trading days ending on the trading day immediately preceding the date (the "Closing Conditions Satisfaction Date") on which all the conditions (excluding conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Time, so long as it is reasonably apparent that such conditions will be able to be satisfied at or prior to the Effective Time) set forth in Article VI shall have been satisfied or waived.

          "Daily Per Share Price" for any trading day means the volume-weighted average (rounded to the nearest 1/10,000) of the per share selling price of Guarantor Common Shares for that day, as reported on the Composite Transaction Tape of the NYSE.

          "Exchange Ratio" means $47.50 divided by the Average Share Price, subject to adjustment as provided in Section 7.01(j).

          "NYSE" means the New York Stock Exchange.

          (ii) Each issued and outstanding share of the Company Preferred Stock shall from and after the Effective Time, represent a fully paid and non-assessable share of 4% Cumulative Preferred Stock of the Surviving Corporation, par value $100 per share (the "Surviving Company Preferred Stock").

          (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Guarantor, Parent, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Guarantor immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options or rights ("Company Stock Options") to purchase Company Common Stock then outstanding, whether under (i) the Company's 1973 Stock Option Plan, as amended, (ii) the Company's 1981 Stock Option Plan, as amended, (iii) the Company's Directors' Stock Option Plan, (iv) the Company's Equity Incentive Plan, (iv) the Company's Nellcor Incorporated 1994 Equity Incentive Plan or (vi) otherwise (together, the "Company Option Plans"),

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shall be treated in accordance with Section 5.11 of this Agreement.  Rights outstanding under the Company's Employee Stock Purchase Plan or any similar U.S. or non-U.S. plan (the "Company ESPP") shall be treated as set forth in
Section 5.11 of this Agreement.

          (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 700,000 issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio etc. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Guarantor or the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, Floor Price, the Merger Consideration and any other amounts payable pursuant to the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

          (f) Fractional Shares. No certificates or scrip representing less than one Guarantor Common Share shall be issued in exchange for Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Guarantor Common Share upon surrender of Certificates for exchange shall be paid upon such surrender (and after taking into account all certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the Average Share Price.

          Section 1.07 Exchange of Shares. (a) Exchange Agent. Parent shall cause to be supplied to or for such bank or trust company as shall be designated by Parent and shall be reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, as needed for exchange and payment in accordance with this Section
1.07 through the Exchange Agent, certificates evidencing the Guarantor Common Shares issuable pursuant to Section 1.06(a), the cash to be paid in lieu of fractional shares in exchange for outstanding Shares pursuant to Section 1.06(f) and the cash or other property in respect of any dividends or other distributions payable pursuant to Section 1.07(c). Each certificate representing shares of Company Preferred Stock after the Effective Time shall represent an equal number of Surviving Company Preferred Stock without any additional action by the holder thereof.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Guarantor Common Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole Guarantor Common Shares which such holder has the right to receive in accordance with Section 1.06(a) in respect of the Shares formerly evidenced by such Certificate and (B) cash in respect of fractional shares as provided in Section 1.06(f) (the Guarantor Common Shares and cash in respect of fractional shares being referred to, collectively, as the "Merger Consideration"), except that Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of the Depository Trust Company.

          The holder of such Certificate, upon its exchange for Guarantor Common Shares, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered shall forthwith be canceled following the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of full Guarantor Common Shares, and cash in respect of fractional shares, into which such Shares shall have been so converted.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Guarantor Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Guarantor Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Guarantor Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Guarantor Common Shares.

          (d) Transfers of Ownership. If any certificate for Guarantor Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Guarantor Common Shares in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (e) Escheat. Neither Parent, Merger Sub nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under
Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

          (g) Undistributed Certificates. Any portion of the certificates evidencing the Guarantor Common Shares, the cash to be paid in lieu of fractional shares and the cash or other property in respect of dividends or other distributions supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to Parent for payment of their claim for Merger

Consideration and any dividends or distributions with respect to Guarantor Common Shares.

          Section 1.08 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

          Section 1.09 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article I; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          Section 1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          Section 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take, and cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub as follows:

          Section 2.01 Organization and Qualification; Subsidiaries; Material Adverse Effect.

          (a) Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries is included as an exhibit to the Company's 1999 Annual Report on Form 10-K. A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company (in the case of any non-U.S. subsidiaries, without giving effect to any qualifying share ownerships of less than 1%) is contained in Section 2.01 of the written disclosure schedule previously delivered by the Company to the Parent (the "Company Disclosure Schedule"). Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $5 million or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five-percent of the outstanding stock of such company.

          (b) When used in connection with the Company or any of its subsidiaries or Guarantor or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that the following shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes, effects or circumstances, that are applicable to (A) the healthcare, pharmaceutical or medical device industries generally, (B) the United States securities markets generally, (C) personnel and other changes customarily attendant to transactions of the type contemplated by this Agreement and (D) changes in economic, regulatory or political conditions generally.

          (c) The failure of a representation or warranty to be true and correct, either individually or together with the failure of other representations or warranties to be true and correct, or the failure to perform an obligation, agreement or covenant shall be deemed to have a Material Adverse Effect if (x) the business, assets (including intangible assets), financial condition, or results of operations of the Company and its subsidiaries, or of Guarantor and its subsidiaries, as the case may be, in each case taken as a whole, are or are reasonably likely to be materially worse than if such representation or warranty had been true and correct or such obligation, agreement or covenant had been performed, excluding, however, the effects of the changes specified in the proviso set forth in
Section 2.01(b), (y) in the case of the Company, such representation or warranty materially misstates the capitalization of the Company and/or its subsidiaries or (z) the failure of such representation or warranty to be true and correct or the failure to perform such obligation, agreement or covenant materially and adversely affects the ability of the Company or Parent, Merger Sub and Guarantor as the case may be, timely to consummate the transactions contemplated by this Agreement and, in the case of Guarantor, the Guarantee.

          Section 2.02 Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of its Restated Certificate of Incorporation and By-laws as amended to date (the "Company Charter Documents"), and will make available to Parent, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each of its subsidiaries reasonably requested by Parent (the "Subsidiary Documents"). All such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

          Section 2.03 Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of the Company Common Stock and 1,400,000 shares of Series Preferred Stock, par value $1.00 per share (the "Series Preferred Stock") and 100,000 shares of 4% Cumulative Preferred Stock, par value $100 per share (the "Company Preferred Stock"). As of June 26, 2000, (i) 67,224,459 shares of the Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding all of which are not entitled to vote) and none of which were issued in violation of preemptive or similar rights, (ii) no shares of the Company Common Stock were held by subsidiaries of the Company, (iii) 8,028,813 shares of the Company Common Stock were reserved for existing grants and 4,983,240 shares were reserved for future grants pursuant to the Company Stock Option Plans, and (iv) 1,479,882 shares of the Company Common Stock were reserved and available for future issuance pursuant to the Company ESPP. There are 98,330 shares of the Company Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and there are no outstanding shares of Series Preferred Stock. Except as set forth in Section
2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since June 26, 2000, except for changes resulting from the exercise or termination of Company Stock Options or transactions pursuant to the Company ESPP. Except as set forth in Section 2.01, this Section 2.03 or
Section 2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable.

          Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the reports, schedules, forms, statements and other documents (the "Company SEC Documents") filed by the Company with the Securities and Exchange Commission ("SEC") since June 30, 1997 and prior to the date of this Agreement, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 2.01 or 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

          Section 2.04  Authority Relative to This Agreement.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the Company's shareholders in accordance with the NYBCL and the Company Charter Documents and the filings and recording of appropriate merger documents as required by the NYBCL).

          (b)  Assuming the accuracy of the representations and warranties in
Section 3.14, the provisions of Section 912 of the NYBCL and Article 11,
Section 1 of the Company's Restated Certificate of Incorporation will not apply to the Merger.

          (c) As of the date hereof, the Board of Directors of the Company has unanimously (i) determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) adopted this Agreement in accordance with the applicable provisions of the NYBCL, and (iii) recommended the adoption of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's shareholders at the meeting of the shareholders of the Company to consider the Merger Agreement (the "Company Shareholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor, Parent and Merger Sub of this Agreement and/or the Guarantee hereof, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against each of them in accordance with its terms.

          Section 2.05 Material Contracts; No Conflict; Required Filings and Consents. (a) Subject to the following sentence, Section 2.05(a) of the

Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount equal to or exceeding $10,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contact, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $5,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and
(iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act") but have not been so filed with the SEC. With regard to agreements for the purchase or sale of raw materials or inventory in the ordinary course of business and licensing or royalty arrangements, the threshold referred to in clause (ii) of the preceding sentence shall be measured on an annual basis.

          (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), the Exchange Act, state securities laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the NYSE; filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"); filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("Environmental, Health and Safety Laws"); and the filing and recordation of appropriate merger or other documents as required by the NYBCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

          Section 2.06  Compliance; Permits.  (a)  Except as disclosed in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Company's knowledge, no investigation by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened, except as disclosed in the Company SEC Documents.

          (b) Except as disclosed in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such the Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.07 SEC Filings; Financial Statements. (a) The Company has filed all reports, schedules, forms, statements and other documents (including all exhibits to the Company SEC Documents) required to be filed with the SEC since June 30, 1997. Except as disclosed in Section 2.07 of the Company Disclosure Schedule or the Company SEC Documents, such reports, schedules, forms, statements and other documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.07 of the Company Disclosure Schedule, none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents in all material respects, the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          Section 2.08 Absence of Certain Changes or Events. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Documents, since June 30, 1999, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (vi) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

          Section 2.09  No Undisclosed Liabilities.  Except as set forth in
Section 2.09 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 2000, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (the "2000 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Balance Sheet, (c) incurred since March 31, 2000 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.10  Absence of Litigation.  Except as set forth in
Section 2.10 and Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.11 Employee Benefit Plans; Employment Agreements. (a) "Company Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all non-U.S. non-statutory plans and all other U.S. and non-U.S. non-statutory bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements

(including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which the Company or any subsidiary of the Company has or could reasonably be expected to have any liability, either as a member of a controlled group of corporations or trades or businesses as defined under section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement. Section 2.11(a) of the Company Disclosure Schedule lists each Company Employee Plan and each Affiliate Plan. With respect to each plan included on the Company Disclosure Schedule or the Employee Benefits Supplemental Disclosure Schedule the Company shall indicate (i) whether such plan includes a change in control provision, (ii) with respect to employee benefit welfare plans, whether such plan is fully insured or has a stop-loss insurance contract and (iii) with respect to the employees set forth on
Exhibit 2.11-A, whether any such employees have entered into an agreement or a provision of an agreement prohibiting or restricting such employee from accepting employment or otherwise engaging in activity that is in competition with the business of the Company or its subsidiaries (other than with respect to the use of confidential information or trade secrets) after the termination of such individual's employment with the Company.
Notwithstanding the foregoing, the Company may omit from the Disclosure Schedule and instead include in Section 2.11 of an employee benefits supplement to the Company Disclosure Schedule (the "Employee Benefits Supplemental Disclosure Schedule") the following information, that, because of time constraints, the Company, in good faith, is not able to list in
Section 2.11(a) of the Company Disclosure Schedule by the date of this
Agreement: any non-material employee benefit welfare plan, any non-U.S. plan and any agreements relating to leased employees or independent contractors, as well as the information specified in (ii) above. The Employee Benefits Supplemental Disclosure Schedule shall be delivered to Parent within 30 days after the date hereof. With respect to each Company Employee Plan listed in
Section 2.11(a) of the Company Disclosure Schedule the Company has provided or made available to Parent (or will provide or make available to Parent as promptly as practicable, but in no event later than 30 days after the date hereof) and with respect to each Company Employee Plan to be listed in
Section 2.11(a) of the Employee Benefits Supplemental Disclosure Schedule, the Company will upon or as soon as practicable following delivery of the Employee Benefits Supplemental Disclosure Schedule provide or make available to Parent copies of (i) each such written Company Employee Plan (or a written description in English of any Company Employee Plan which is not written and with respect to Company Employee Plans covering 50 or more participants, a written description in English of any such plan that is written in a language other than English) and any related trust agreement, insurance and other contract (including a policy), the most recently prepared summary plan description, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description, and communications distributed to plan participants that could reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information, (ii) the three most recent annual reports on Form 5500 series (or equivalent filing with respect to non-U.S. plans), with accompanying schedules and attachments, filed with respect to each U.S. or non-U.S. non-statutory Company Employee Plan required to make such a filing,
(iii) the most recent actuarial valuation, if any, for each Company Employee Plan and Affiliate Plan subject to Title IV of ERISA and all non-U.S. pension and post-retirement welfare plans, (iv) the latest reports which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation Section 2520.104-23 and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

          (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, (i) none of the Company Employee Plans or Affiliate Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), or any similar state laws (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no non-U.S. Company Employee Plan is a multiemployer plan and no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the transactions contemplated herein will not result in the assessment of any withdrawal liability that could reasonably be expected to have a Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which could reasonably be expected to subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code and to the knowledge of the Company no other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in any such transaction that, in either case, could reasonably be expected to have a Material Adverse Effect; (iv) neither the Company or any of its subsidiaries, nor any executive of the Company or one of its subsidiaries as fiduciary of the Company Employee Plans has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of

ERISA, which breach would reasonably be expected to result in any liability to the Company or any subsidiary thereof and to the knowledge of the Company no other fiduciary of any Company Employee Plan has committed such a breach, in either case that could reasonably be expected to have a Material Adverse Effect; (v) all Company Employee Plans and, to the knowledge of the Company, all Affiliate Plans have been established and maintained substantially in accordance with their terms and have been operated in compliance in all material respects with the requirements of applicable law (including, but not limited to, to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998) except for such failure as could not reasonably be expected to have a Material Adverse Effect; (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof) except to the extent any failure to have made such a contribution on or before its due date could not reasonably be expected to result in a current or future material liability of the Company; (viii) with respect to each Company Employee Plan and Affiliate Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to which the Company or one of its subsidiaries has any material outstanding liability and no Company action has occurred that resulted or will result in any adverse liability for any non-U.S. Company Employee Plan that reasonably could be expected to have a Material Adverse Effect; (ix) none among the Company or any subsidiary thereof has incurred (or could reasonably be expected to incur) any liability that remains unsatisfied, or reasonably expects to incur any liability, under Title IV of ERISA with respect to either a Company Employee Plan or an Affiliate Plan including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course) that, in either case, could reasonably be expected to have a Material Adverse Effect; (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no pending, nor to the Company's knowledge, any threatened, claims, investigations or causes of action with respect to any U.S. or non-U.S. non-statutory Company Employee Plan or Affiliate Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan that could reasonably be expected to have a Material Adverse Effect; and (xi) each Company Employee Plan that provides for the provision of post-termination or post-retirement welfare benefits may by its terms be amended or terminated at any time subject to applicable law.

          (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase the Company Common Stock as of the date hereof, together with the number of shares of the Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted or subject to performance-based vesting; and
(iii) any other award or right (including share units), directly or indirectly, to receive Company Common Stock (or any other unit of Company equity) or any amount payable by reference to Company Common Stock (or any other unit of Company equity), together with the number of shares of Company Common Stock (or any other unit of Company equity) subject to such right. To the extent that, because of time constraints, the Company, in good faith, is unable to make available the detailed information required in this Section 2.11(c) as of the date hereof, it may be included in Section 2.11(c) of the Employee Benefits Supplemental Disclosure Schedule if the aggregate number of shares of Company Common Stock that are covered by outstanding options as of the date of this agreement has been disclosed to Parent.

          (d) To the extent not already included and so labeled in Section 2.11(a) or such other section of the Company Disclosure Schedule as is specifically referenced in Section 2.11(d) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete (i) list of all material outstanding agreements with any consultants who provide services to the Company or any of its subsidiaries;
(ii) list of all material agreements with respect to the services of independent contractors or leased employees who provide services to the Company or any of its subsidiaries, whether or not they participate in any of the Company Employee Plans; (iii) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non-traditional employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non-traditional employees and (iv) list of all worker council agreements of the Company or any of its subsidiaries with or relating to its employees. To the extent that, because of time constraints, the Company, in good faith, is unable to make available the information relating to consultants, leased employees and independent contractors as of the date hereof, it may be included in Section 2.11(d) of the Employee Benefits Supplemental Disclosure Schedule and provided to the Company within 30 days of the date hereof, provided, however, that any such agreements that include change in control provisions shall be included in Section 2.11(d) of the Company Disclosure Schedule and provided as of the date hereof, to the extent not otherwise so identified in another section of the Disclosure Schedule. Section 2.11(d) of the Company Disclosure Schedule shall indicate which, if any, of such agreements includes a change in control provision.

          (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan or, to the knowledge of the Company, an Affiliate Plan, that is subject to Title IV of ERISA (each, a "Defined Benefit Plan"); (ii) no Defined Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, nor have any extensions of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA been applied for with respect thereto;
(iii) to the knowledge of the Company, since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, nothing has occurred that would materially adversely affect the funding status of such plan; (iv) all applicable premiums required to be paid to the PBGC with respect to the Defined Benefit Plans have been paid, except for such failures as could not reasonably be expected to have a Material Adverse Effect; and (v) no facts or circumstances exist with respect to any Defined Benefit Plan which would give rise to a material lien on the assets of the Company under Section 4068 of ERISA or otherwise.

          (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, (i) the Company does not have any outstanding incentive stock options within the meaning of section 422 of the Code, (ii) the Company has not granted or awarded any shares of Company Common Stock that, as of the Effective Time, will be unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the shareholder's employment, directorship or other relationship with the Company or any of its subsidiaries, and (iii) since March 31, 2000, neither the Company nor any of its subsidiaries has announced, proposed or agreed to any increase in benefits under any Company Employee Plan (or to the creation or implementation of new benefits or new plans), any change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan, or the grant of any Company Stock Options or other equity based awards or benefits.

          (g) Except as set forth in Section 2.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or bonus payments or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company, (ii) result in any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of the Company, (iii) accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of the Company.

          (h) Each non-U.S. Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such non-U.S. Company Employee Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities except for such a failure as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.11(h) of the Company Disclosure Schedule, to the knowledge of the Company, since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, nothing has occurred that would materially adversely affect the funding status of such plan.

          (i) There are no complaints, charges or claims against the Company or any of its subsidiaries pending or to the knowledge of the Company threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of section 414(n) of the Code) rather than as an employee, and no conditions exist under which the Company or any of its subsidiaries could incur any such liability that in each case could reasonably be expected to have a Material Adverse Effect.

          Section 2.12  Employment and Labor Matters.  Except as set forth in
Section 2.11(b) or Section 2.12 of the Company Disclosure Schedule or the Company SEC Documents or in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

          (a) The Company is in compliance with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental authority.

          (b) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees.

          (c) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

          (d) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

          Section 2.13  Registration Statement; Proxy Statement/Prospectus.

          (a) Subject to the accuracy of the representations of Parent and Merger Sub in Section 3.10:

          (i) the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

          (ii) the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection the Company Shareholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to shareholders or at the time of the Company Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

          (b) If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub.

          (c) The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act.

          (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor, Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement/Prospectus.

          Section 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.15  Title to Property.  Except as set forth in Sections
2.15 and 2.19(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and each of its subsidiaries have good title to all of their owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2000 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.16 Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule:

          (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any material liability in respect of any Taxes, and the Company has not been notified in writing of any proposed material Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2000 Balance Sheet have been established or which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes.
Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for material amounts of Taxes of the Company or its subsidiaries (as applicable) for periods prior to the closing date under any such agreements or for material amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes.

          (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          Section 2.17  Environmental Matters.  (a)  Except as set forth in
Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

          (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBs") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

          (e)  For purposes of this Agreement:

          (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

          (ii) "Environmental Laws" means, as they exist on the date hereof, all applicable United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.,
Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., the Clean Air Act, 33 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

          (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

          Section 2.18 Brokers. No broker, finder or investment banker, other than Goldman Sachs & Co. and J.P. Morgan & Co. (the "Company Financial Advisors"), the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each of the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

          Section 2.19 Intellectual Property. As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, copyrights, and registrations and applications therefor, trade names, Internet domain names know-how, trade secrets, computer software programs and proprietary information. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

          (a) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others.

          (b) Except as disclosed in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are, to the knowledge of the Company, currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

          (c) Except as disclosed in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there are no valid grounds for any bona fide claim to the effect that the manufacture, sale, licensing or use of any product, system or method now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries infringes any Third Party Intellectual Property Assets.

          (d) Section 2.19(e) of the Company Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, material common law trademarks, material trade dress and material slogans, and all trade names owned by the Company and/or each of its subsidiaries worldwide;
(iii) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (iv) all Internet domain name registrations by the Company and/or its subsidiaries worldwide; and (v) to the Company's knowledge, all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, copyrights or Internet domain names listed in Section 2.19(d) of the Company Disclosure Schedule which are material to the Company or (B) a licensee of any other person's patents, trade names, trademarks, service marks, copyrights or Internet domain names material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 2.19(d)(v) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications, Internet domain names and licenses set forth in Section 2.19(d) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (e)  To the knowledge of the Company, except as set forth in
Section 2.19(d)(v) or 2.19(e) of the Company Disclosure Schedule or the Company SEC Documents: (i) each patent, trademark or service mark registration and copyright registration of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of the Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule is valid, subsisting and enforceable, except as would not reasonably be expected to have a Material Adverse Effect.

          (f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.20 Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the Company's proxy statement dated September 14, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          Section 2.21 Insurance. Except as disclosed in Section 2.21 of the Company Disclosure Schedule or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets, and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.22 Product Liability and Recalls. (a) Except as disclosed in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Except as disclosed in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Documents, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 2.23 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisors to the effect that in each Financial Advisor's opinion, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Shares is fair from a financial point of view to such holders, in each case assuming no adjustment of the Exchange Ratio.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

          Section 3.01 Organization and Qualification; Subsidiaries. (a) Each of Guarantor, Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of Guarantor, Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "Guarantor Charter Documents").

          (b) Each subsidiary of Guarantor is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.01(b) of the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), all of Guarantor's "significant" subsidiaries, as defined in Regulation S-X, and their respective jurisdictions of incorporation are identified in Guarantor's Annual report on Form 10-K for the fiscal year ended September 30, 1999 ( the "Guarantor 1999 Form 10-K") or in any of Guarantor's quarterly reports on Form 10-Q filed with respect to any quarter of the 2000 fiscal year.

          Section 3.02 Capitalization. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 Guarantor Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("Guarantor Preferred Shares"). As of June 9, 2000, (i) 1,724,274,982 Guarantor Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of preemptive or similar rights, (ii) no Guarantor Preferred Shares were outstanding and (iii) no more than 10,000,000 Guarantor Common Shares and no Guarantor Preferred Shares were held by subsidiaries of Guarantor. As of May 31, 2000, 99,834,866 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

          (b) Except (i) as set forth in Section 3.02(a), (ii) for changes since June 9, 2000 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or (iii) for changes resulting from the issuance of stock in connection with a merger or other acquisition or business combination determined by Guarantor's Board of Directors to be in the best interests of Guarantor and its shareholders, there are no outstanding (x) shares of capital stock or voting securities of Guarantor, (y) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (z) options or other rights to acquire from Guarantor or other obligation of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. There are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

          (c) The Guarantor Common Shares to be delivered as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

          Section 3.03 Authority Relative to this Agreement. (a) The execution, delivery and performance by Guarantor, Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor, Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, and the Guarantee has been duly and validly executed and delivered and constitutes a valid and binding agreement of Guarantor enforceable against it in accordance with its terms.

          (b) At a meeting duly called and held, or by written consent in lieu of meeting, the respective Boards of Directors of Parent and Merger Sub, as applicable, have (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub and their respective shareholders, as applicable, and (ii) unanimously adopted this Agreement and approved the transactions contemplated hereby. At a meeting duly called and held, Guarantor's Board of Directors has (i) determined that the Guarantee and the transactions contemplated thereby are fair to and in the best interests of Guarantor's shareholders and
(ii) approved the Guarantee and the transactions contemplated thereby and the issuance of the Guarantor Common Shares to be delivered to the Company shareholders in connection with the Merger.

          Section 3.04 No Conflicts; Required Filings and Consents. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of the State of New York, (ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws, the NYSE, the Bermuda Stock Exchange and the London Stock Exchange, (iv) compliance with Environmental, Health and Safety Laws and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee.

          (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Guarantor Charter Documents or the certificate of incorporation or by-laws of Parent or Merger Sub (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Guarantor or any of its subsidiaries, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Guarantor or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its subsidiaries; provided that, for purposes of this subsection 3.04(b)(iii), "Material Agreement" shall mean any agreement identified in Guarantor's 1999 Form 10-K or in any of Guarantor's quarterly reports on Form 10-Q filed with respect to any quarter of its 2000 fiscal year or any agreement entered into since the date of Guarantor's latest quarterly report on Form 10-Q that would be required to be so identified in Guarantor's Annual Report on Form 10-K for the year ended September 30, 2000 or (iv) result in the creation or imposition of any encumbrance on any material asset of Guarantor or any of its subsidiaries.

          Section 3.05 Compliance. Except as disclosed in Section 3.05 of the Parent Disclosure Schedule or the reports, schedules, forms, statements and other documents (the "Guarantor SEC Documents") filed by the Guarantor with the SEC since September 30, 1997 and prior to the date of this Agreement, neither Guarantor nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To Parent's knowledge, no investigation by any Governmental Authority with respect to Guarantor or any of its subsidiaries is pending or threatened, except as disclosed in the Guarantor SEC Documents.

          Section 3.06 SEC Filings; Financial Statements. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits to the Guarantor SEC Documents) required to be filed with the SEC since September 30, 1997. Except as disclosed in
Section 3.06 of the Parent Disclosure Schedule or the Guarantor SEC
Documents, such reports, schedules, forms statements and other documents were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be; and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With the exception of Tycom Ltd. which may become obligated to file such reports, none of the Guarantor's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Guarantor SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Guarantor SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Guarantor and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

          Section 3.07 Absence of Certain Changes or Events. Except as set forth in Schedule 3.07 of the Parent Disclosure Schedule or the Guarantor SEC Documents, since September 30, 1999, the business of Guarantor and its subsidiaries has been conducted in the ordinary course and there has not occurred: (i) any changes, effects or changed circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Guarantor Charter Documents; (iii) any damage to destruction or loss of any assets of Guarantor (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by Guarantor in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (v) any sale of a material amount of assets of Guarantor, except in the ordinary course of business.

          Section 3.08  No Undisclosed Liabilities.  Except as set forth in
Section 3.08 of the Parent Disclosure Schedule or the Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Guarantor's unaudited balance sheet (including any related notes thereto) as of March 31, 2000 included in Guarantor's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2000 (the "2000 Guarantor Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2000 Guarantor Balance Sheet, (c) incurred since March 31, 2000 in the ordinary course of business, (d) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 3.09  Absence of Litigation.  Except as set forth in Section
3.09 of the Parent Disclosure Schedule or the Guarantor SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its subsidiaries, or any properties or rights of Guarantor or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          Section 3.10  Registration Statement; Proxy Statement/Prospectus.
(a)  Subject to the accuracy of the representations of the Company in Section
2.13:

          (i) the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "Registration Statement"), pursuant to which the Guarantor Common Shares to be delivered to the shareholders of the Company by Parent in connection with the Merger will be registered with the SEC, shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading; and

          (ii) the information supplied by Guarantor, Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is filed with the SEC or first mailed to shareholders or at the time of the Company Shareholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

          (b) If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company.

          (c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder.

          (d) Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

          Section 3.11 Brokers. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Guarantor who might be entitled to any fee or commission from Parent, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

          Section 3.12 Ownership of Parent and Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent, and Parent is a direct, wholly-owned subsidiary of Guarantor.

          Section 3.13 No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) Except for obligations or liabilities incurred by Merger Sub in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          Section 3.14 Ownership Interest in the Company. Other than by reason of this Agreement or the transactions contemplated hereby, neither Parent nor any of its affiliates is an "interested shareholder" of the Company, as that term is defined in either of Section 912 of the NYBCL and Article Eleventh of the Company's Certificate of Incorporation.

          Section 3.15 No Vote Required. No vote of the shareholders of Guarantor is required by law, Guarantor's Charter Documents or otherwise in order for Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby, as applicable.

                                  ARTICLE IV
                    CONDUCT OF BUSINESS PENDING THE MERGER

          Section 4.01 Conduct of Business by the Company. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which, in the case clauses (c), (d)(iv), (e), (f),
(h) or (i), will not be unreasonably withheld or delayed:

          (a)  amend or otherwise change the Company Charter Documents;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof or pursuant to the Company ESPP as in effect on the date hereof or pursuant to the Company's 401(k) Plan as in effect on the date hereof; or the issuance to newly hired employees of Company Stock Options pursuant to the Company Stock Option Plans with respect to an aggregate of not more than 25,000 shares of Company Common Stock, provided that (i) such options become exercisable in a manner consistent with the Company's past practice, provided, however, that such options will not become exercisable as a result of the transactions contemplated herein and will not in any other manner be affected as a result of the transactions contemplated herein (except as provided herein), (ii) no one individual shall receive options with respect to more than 3,000 shares of Company Common Stock, and
(iii) the exercise price per share of such options is the fair market value of a share of Company Common Stock as of the day such option is granted);

          (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $5 million in the aggregate);

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend, and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of up to $0.17 per share consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule and (B) to the extent necessary to effect withholding to meet minimum tax withholding obligations in connection with the exercise of any Company Stock Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder equity interest in the Company, or (v) make any cross-border capital contributions to a subsidiary;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for (A) commercial paper in the ordinary course of business and consistent with past practice, in an amount not to exceed $550 million at any one time outstanding, (B) to the extent not used to support outstanding commercial paper pursuant to clause (A) above, borrowings and reborrowings under the Company's or any of its subsidiaries' existing credit facilities listed on
Section 4.01(e) of the Company Disclosure Schedule not in excess of $50 million, and (C) other borrowings not in excess of $25 million in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock) except to the extent required by contracts in effect on the date hereof; or
(iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $30 million over the next 12 month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.01(e);

          (f) except as set forth in Section 4.01(f) of the Company Disclosure Schedule, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; or (ii) grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees in the ordinary course of business whose annual salary does not exceed $150,000 and whose severance benefits do not exceed one time annual salary; or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement.

          (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

          (h) make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

          Section 4.02  No Solicitation.

          (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and a subsidiary of Guarantor or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Simpson Thacher & Bartlett) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

          For purposes of this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the

Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any "significant subsidiary" (as defined in Rule 1-02 under Regulation S-X) of the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

          For purposes of this Agreement, "Superior Proposal" means any proposal made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Company Common Stock entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

          (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in
Section 4.02(a). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also immediately notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

          (c) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Simpson Thacher & Bartlett) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into any Acquisition Proposal, it may take such contrary action only after the second business day following Parent's and Merger Sub's receipt of written notice of the Board of Directors' intention to do so), neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the adoption by such Board of Directors of this Agreement or its approval of the Merger.

          (d) The Company and the Board of Directors of the Company shall not enter into any agreement (other than a confidentiality agreement entered into not in violation of Section 4.02(a)) with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

          (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation or by the NYSE.

          (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

          (g) The Company shall ensure that the officers and directors of the Company and the Company subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries and any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 4.02 by the Company.

          Section 4.03 Conduct of Business by Guarantor. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, except as set forth in Section 4.03 of the Parent Disclosure Schedule or unless the Company shall otherwise agree in writing, Parent shall take all action necessary so that (i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of the Merger, and (ii) Guarantor shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

          (a)  amend or otherwise change the Guarantor Charter Documents;

          (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

          (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may declare and pay quarterly cash dividends on the Guarantor Common Shares of up to $0.0125 per share consistent with past practice;

          (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

          (e) take or agree in writing or otherwise to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

          Section 5.01  Proxy Statement/Prospectus; Registration Statement.

          (a) As promptly as practicable after the execution of this Agreement, the Company shall, and Parent shall cause Guarantor to, prepare and file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Guarantor of all information required to be contained therein, the Company shall, and Parent shall, and shall cause Guarantor to, file with the SEC, the definitive Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the adoption of this Agreement by the Company's shareholders as set forth in Section 2.04(c) and the other transactions contemplated hereby, and to the payment of the Merger Consideration in the form of Guarantor Common Shares pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall mail the Proxy Statement/Prospectus to its shareholders as soon thereafter as practicable. Parent shall also cause Guarantor to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Guarantor Common Shares in connection with the Merger, and the Company shall furnish to Guarantor all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement/Prospectus will be made by the Company or Guarantor, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after Guarantor receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantor Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

          (b) Parent shall cause Guarantor to include as an exhibit to the Registration Statement tax opinions of PricewaterhouseCoopers LLP and Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations, warranties, covenants and assumptions set forth in such opinions, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)), and that each of Guarantor, Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (c) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.01 or Section 5.02, the Company shall not be obligated to take the action set forth in the preceding sentence of this Section 5.01(c) or to take the actions set forth in the second sentence of Section 5.02 to the extent that the Board of Directors of the Company determines (after due consultation with independent counsel, which may be Simpson Thacher & Bartlett) that such action is, or is reasonably likely that such action is, or is reasonably likely to be, inconsistent with the proper discharge of its fiduciary duties.

          Section 5.02 Company Shareholders Meeting. The Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders and to hold the Company Shareholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall solicit from its shareholders proxies in favor of adoption of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of shareholders in favor of such adoption.

          Section 5.03 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Parent shall take all action necessary such that Guarantor and its subsidiaries shall (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to the properties, books, contracts, commitments and records of the Company or the Guarantor, as applicable, and, (ii) during such period, furnish promptly to the other all information concerning the business, properties and personnel of the Company or the Guarantor, as applicable, as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's or Guarantor's, as applicable, business, properties and personnel as either Parent or the Company may reasonably request. Such information shall be kept confidential in accordance with the terms of the confidentiality agreements, dated May 22 and June 14, 2000 (the "Confidentiality Agreements"), between Guarantor and the Company.

          Section 5.04  Consents; Approvals.

          (a) Subject to Section 5.08, the Company and Parent shall each use its reasonable best efforts (and Parent shall cause Guarantor to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Parent shall make (and Parent shall cause Guarantor to make) all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish (and Parent shall cause Guarantor to furnish) all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

          (b) The Company shall, and Parent shall cause Guarantor to, notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any other filing. The Company shall, and Parent shall cause Guarantor to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or any other filing, the Company will, or Parent will cause Guarantor to, as the case may be, promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to shareholders of Company, such amendment or supplement.

          Section 5.05 Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter identifying all persons who, at the Effective Time, are anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent prior to the Effective Time a written agreement in connection with restrictions on affiliates under Rule 145 under the Securities Act in a form mutually agreeable to the Company and Parent.

          Section 5.06  Indemnification and Insurance.

          (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

          (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

          (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the parties under such agreements being referred to as the "Covered Persons") with the Company's directors and officers existing at or before the Effective Time, provided such agreements do not violate Section 4.01(f).

          (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

          (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.06.

          (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

          Section 5.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the

Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.01(h) unless the failure to give such notice results in material prejudice to the other party.

          Section 5.08  Further Action/Tax Treatment.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to, and Parent shall cause Guarantor to use all reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall include the obligation by Guarantor to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are not material to Guarantor or the Company (but shall not include any obligation by Guarantor to agree to divest, abandon, license, hold separate or take similar action with respect to any material assets (tangible or intangible) of Guarantor or the Company). For this purpose, assets shall be deemed not to be material to the Company, if they account for no more than 2% of the total revenues of the Company and its subsidiaries taken as a whole, or to Guarantor, if they account for no more than 2% of the total revenues of Guarantor's Healthcare Group.

          (b) Each of Parent, Merger Sub and the Company shall, and Parent shall cause Guarantor to, use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)). Parent shall, and shall cause the Surviving Corporation and Guarantor to, report, to the extent required by the Code or the regulations thereunder, the Merger for income tax purposes as a reorganization within the meaning of Section 368 of the Code. Each of Parent and the Company shall make, and shall cause their affiliates to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by PricewaterhouseCoopers LLP and Simpson Thacher & Bartlett in order for such firms to render their opinions referred to in
Section 5.01(b).

          Section 5.09 Public Announcements. Parent and the Company shall consult with each other before issuing (and in the case of Parent, before Guarantor issues) any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

          Section 5.10  Guarantor Common Shares.

          (a) Parent shall obtain from Guarantor, and shall cause Guarantor to transfer to Parent, the Guarantor Common Shares to be delivered by Parent to the holders of Company Common Stock in the Merger.

          (b) Parent shall cause Guarantor to use its best efforts to cause the Guarantor Common Shares to be delivered by Parent to the holders of Company Common Stock in the Merger or to be issued upon exercise of the Adjusted Options to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

          (c) Parent shall cause Guarantor on a timely basis to take any action required to be taken under non-U.S. securities laws in connection with the issuance of Guarantor Common Shares in the Merger.

          Section 5.11 Stock Options and ESPP. (a) At the Effective Time, Parent shall take all necessary action to provide that each outstanding Company Stock Option, whether or not then exercisable, will continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Option Plan and applicable award agreement immediately prior to the Effective Time; provided, however, that all Company Stock Options, other than Company Stock Options granted after the date hereof, shall be 100% vested and exercisable at the Effective Time, except that, (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Guarantor Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole

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

number of Guarantor Common Shares, (ii) the per share exercise price for the Guarantor Common Shares issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent and (iii) Parent or the Company shall take all necessary actions to enable the holders of such Company Stock Options to effect a "brokered cashless exercise" of such options as of the Effective Time or promptly thereafter (each such Company Stock Option, as modified, an "Adjusted Option").

          (b) Parent will cause Guarantor to take all corporate action necessary to reserve for issuance a sufficient number of Guarantor Common Shares for delivery upon exercise of the Adjusted Options and to file a registration statement on Form S-8 for the Guarantor Common Shares issuable with respect to Adjusted Options as of or as soon as practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

          (c) Beginning on the date hereof, the Company shall not establish any new employee stock purchase plans or extend the availability of the Company ESPP to any employees not previously included in the Company ESPP, or, in either case, implement any decisions to do the same, whether or not such decisions have been communicated to employees. The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company ESPP to be prior to the Effective Time and to terminate such plans as of the Effective Time. All shares of Company Common Stock under the Company ESPP shall be issued to participants in a manner such that the shares will be treated as all other shares of Company Common Stock. Parent shall, to the extent legally feasible, enable employees of the Company and its subsidiaries to participate in Guarantor's employee stock purchase plan, in a manner consistent with the current practice of Parent's affiliates.

          Section 5.12  Certain Employee Benefits.

          (a) From the Effective Time through June 30, 2001 (the "Benefits Continuation Period"), the Surviving Corporation shall provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "Company Employee") with employee benefits that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, provided, however, subject to applicable law and contractual restrictions, that the Surviving Corporation shall have the right to amend any Company Employee Plans, including without limitation, any retiree welfare benefit plans or pension benefit plans, in effect as of the Effective Time. Notwithstanding the foregoing, from the

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

Effective Time through the end of the Benefits Continuation Period the Surviving Corporation shall maintain severance plans, policies and programs for the benefit of each Company employee that are substantially comparable to the severance plans, policies and programs of the Company as in effect for such employee immediately prior to the Effective Time, provided, however, that, except as required by contractual obligation, no such employee shall be entitled to a severance benefit in excess of one year's salary and one year's continuation of health and welfare benefits.

          (b) After the Benefit Continuation Period the Surviving Corporation shall provide the Company Employees with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of subsidiaries of the Guarantor. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or pension benefits, except to the extent required by applicable law or contractual agreement.

          (c) With respect to the benefits provided pursuant to this Section 5.12, (i) service accrued by Company Employees during employment with the Company and its subsidiaries prior to the Effective Time shall be recognized for eligibility and vesting and, except with respect to defined benefit plans, benefit accrual, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by the Surviving Corporation or the applicable subsidiary of the Guarantor.

          (d) It is expressly agreed that (i) the provisions of Section 5.12 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees and (ii) nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

          (e) Deferred Compensation. Through the Benefits Continuation Period, the Surviving Corporation shall continue to maintain the Company's Income Deferral Plan; provided that prior to the Effective Time such plan shall be amended to eliminate the Hypothetical Company Stock Fund and all balances in such Stock Fund shall be transferred to another fund in the Plan. As of July 1, 2001, eligible active Company Employees shall be given the opportunity to participate in and transfer their Income Deferral Plan balances to the Guarantor Deferred Compensation Plan, the Company's Income Deferral Plan shall be terminated and any remaining accounts shall be distributed as provided under the Income Deferral Plan.

          (f) Common Stock or Stock Units under Incentive Compensation Plans or Programs. Awards payable in shares of Company Common Stock under any Company Incentive Compensation Plan, program or agreement not paid out or deferred prior to the Effective Time shall be converted to an award payable in cash only. Guarantor will be under no obligation to issue any Guarantor Common Shares pursuant to any Company Incentive Compensation Plan, program or agreement after the Effective Time.

          Section 5.13  Redemption of the Surviving Preferred Stock.
Promptly following the Effective Time, the Surviving Corporation shall redeem all of the outstanding shares of the Surviving Preferred Stock in accordance with the applicable provisions of the Surviving Corporation's Certificate of Incorporation, with the redemption proceeds payable out of the Company's assets. In no event shall Parent or any affiliate thereof (other than a subsidiary of the Company) reimburse the Surviving Corporation for such redemption payments.

          Section 5.14 Accountants Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause Ernst & Young LLP to deliver to Parent, and Parent shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Parent or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

          Section 5.15  Compliance with State Property Transfer Statutes.
The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent's prior consent, which consent shall not be unreasonably withheld or delayed. Parent shall provide, and shall cause Guarantor to provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

          Section 5.16 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. In no event shall Parent or any affiliate thereof (other than a subsidiary of the Company) reimburse the Company for the payment of such taxes and fees.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

          Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

          (b) Shareholder Adoption. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company;

          (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Guarantor or Guarantor's Healthcare Group;

          (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any Governmental Authority or before any Governmental Authority or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in an order, nor shall there be in effect any judgment, decree or order of any Governmental Authority or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit, or limiting or seeking to limit, Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Guarantor or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling or seeking to compel Guarantor or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are material to Guarantor or the Company, as a result of the Merger or the transactions contemplated by this Agreement; provided that for purposes of this Section 6.01(d), assets shall be deemed to be not material to the Company, if they account for no more than 2% of the total revenues of the Company and its subsidiaries taken as a whole or to Guarantor, if they account for no more than 2% of the total revenues of Guarantor's Healthcare Group;

          (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

          (f) Tax Opinions. The Company shall have received a written opinion of Simpson Thacher & Bartlett, and Parent shall have received a written opinion of PricewaterhouseCoopers LLP, in form and substance reasonably satisfactory to each of them, on the basis of customary representations, warranties, covenants and assumptions set forth in such opinions, and delivered as of the date of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)), and that each of Guarantor, Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

          Section 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where

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

the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that unless the Company knowingly breaches Section 4.01(j), the Company shall be deemed to have complied with
Section 4.01(j) unless the failure to comply with such section also results in the failure of the condition set forth in Section 6.02(a);

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Parent or Guarantor; and

          (d) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

          Section 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct could not reasonably be expected, individually or in the aggregate with all other such failures, to have a

Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent;

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent;

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent, Merger Sub or Guarantor for the authorization, execution and delivery of this Agreement and the Guarantee, as applicable, and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by Parent, Merger Sub or Guarantor, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company, Parent or Guarantor; and

          (d) Listing. The Guarantor Common Shares to be delivered by Parent in connection with the Merger and upon exercise of the Adjusted Options shall have been authorized for listing on the NYSE upon official notice of issuance.

                                  ARTICLE VII
                                  TERMINATION

          Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption thereof by the shareholders of the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company, if the Merger shall not have been consummated by December 31, 2000 (other than for the reasons set forth in clause (c) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

          (c) by either Parent or the Company, if the requisite vote of the shareholders of the Company shall not have been obtained by December 31, 2000, or if the shareholders of the Company shall not have adopted this

Agreement at the Company Shareholders Meeting; provided, however, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or

          (d) by either Parent or the Company, if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval, adoption or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) approve or recommend to the shareholders of the Company an Acquisition Proposal or Alternative Transaction; (iii) approve or recommend that the shareholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement pursuant to Section 5.01(c) or fail to take the action required by the second sentence of Section 5.02; or (y) take any public position or make any disclosures to the Company's shareholders, whether or not permitted pursuant to Section 4.02, which has the effect of any of the foregoing (it being understood and agreed that a communication by the Board of Directors of the Company to the Company's shareholders pursuant to Rule 14d-9(f)(3) of the Exchange Act, or any similar type of communication to the Company's shareholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a basis for termination under this Section 7.01(e)); or

          (f) by Parent or the Company, if any representation or warranty of the Company or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided that if such Terminating Misrepresentation is curable prior to December 31, 2000 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

          (g) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (in either case, a

"Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to December 31, 2000 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

          (h) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or of Parent or Merger Sub, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to December 31, 2000 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

          (i) by the Company, if (w) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (x) Parent shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, (y) the Company prior to such termination pursuant to this clause
(i) shall have paid to Parent in immediately available funds the Fee and the Expenses required to be paid pursuant to Section 7.03(b), and (z) this Agreement shall not theretofore have been adopted at the Company Shareholders Meeting; or

          (j) by Parent, if the Average Share Price is less than the Floor Price, provided that (i) Parent shall have given the Company notice of its intention to terminate pursuant to this Section 7.01(j) prior to 5:00 p.m. New York City time on the business day following the Closing Conditions Satisfaction Date and (ii) the Company shall not, by 5:00 p.m. New York City time on the third business day following the Closing Conditions Satisfaction Date, have delivered a notice to Parent agreeing that the Exchange Ratio shall equal $47.50 divided by the Floor Price; provided further that if the Company shall deliver the notice referred to in the preceding clause (ii), this Agreement shall not be terminated under this Section 7.01(j) and the Exchange Ratio for all purposes of this Agreement shall equal $47.50 divided by the Floor Price or, if the parties shall so agree in their sole and absolute discretion, a number in excess of $47.50 divided by the Floor Price.

          Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except that (i) the Company, Parent or Merger Sub may have liability or obligations as set forth in Section 7.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful breach hereof or willful misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach).

          Section 7.03  Fees and Expenses.  (a)  Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) conveyance and similar taxes required to be paid or which Parent has agreed should be paid prior to the Effective Time pursuant to Section 5.16.

          (b) The Company shall pay Guarantor a fee of $110 million (the "Fee") and shall also pay Parent's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses," as applicable to Parent, Guarantor or the Company) in a combined amount not to exceed $3 million, upon the first to occur of any of the following events:

          (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(c) following the Company Shareholders Meeting at which the shareholders of the Company failed to adopt this Agreement, provided that (A) the Alternative Transaction Condition is satisfied; and (B) the Meeting Average Share Price is equal to or greater than the Floor Price;



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

          (ii) the termination of this Agreement by Parent pursuant to
Section 7.01(e); or

          (iii) the termination of this Agreement by the Company pursuant to Section 7.01(i).

          The "Meeting Average Share Price" means the average (rounded to the nearest 1/10,000) of the Daily Per Share Prices for the five consecutive trading days ending on the third trading day prior to the Company
Shareholders Meeting.

          The "Floor Price" means (i) $37.00 or (ii) if lower, the Meeting Average Share Price, but only if Parent in its sole and absolute discretion irrevocably agrees, by notice to the Company delivered not later than 9:00 a.m. New York City time on the business day prior to the Company Shareholders Meeting, that the Floor Price shall be the Meeting Average Share Price (in which case for all purposes of this Agreement, the Floor Price shall equal the Average Meeting Price); provided that if Parent delivers such a notice, the Company may postpone the Company Shareholders Meeting for a period of up to three business days; provided further that the Meeting Average Share Price shall be computed in such case without regard to such postponement.

          The "Alternative Transaction Condition" shall be satisfied in respect of a termination of this Agreement if an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced, and in the case of Section 7.03(b)(i), such transaction provides for a per Share consideration with a fair market value greater than $47.50; provided that for purposes of this definition, the definition of Alternative Transaction set forth in Section 4.02(a) shall be modified to replace "25%," as it appears in such definition, with "40%."

          (c)  Upon a termination of this Agreement by Parent pursuant to
Section 7.01(h), (i) the Company shall pay to Guarantor and Parent their respective Expenses relating to the transactions contemplated by this Agreement in a combined amount not to exceed $3 million, and (ii) the Company shall pay Guarantor the Fee provided that (I) such Termination Breach is willful and (II) the Alternative Transaction Condition is satisfied.

          (d)  Upon a termination of this Agreement by Parent pursuant to
Section 7.01(f), the Company shall pay to Guarantor and Parent their respective Expenses in a combined amount not to exceed $3 million.

          (e) Upon a termination of this Agreement by the Company pursuant to Section 7.01(f) or Section 7.01(h), Parent shall pay to the Company its Expenses in an amount not to exceed $3 million.

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

          (f)  The Fee and Expenses payable pursuant to Section 7.03(b) or
Section 7.03(c), or the Expenses payable pursuant to Section 7.03(d) or
Section 7.03(e), shall be paid within one business day after a demand for payment following the first to occur of any of the events described in the aforesaid Sections, as applicable; provided that, in no event shall the Company be required to pay the Fee or any Expenses to Parent, nor shall Parent be required to pay any Expenses to the Company if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement or, in the case of Parent, Merger Sub was in material breach of its obligations under this Agreement or Guarantor was in material breach of the Guarantee.

          (g) Each of the Company, Parent and Merger Sub agrees that the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of Parent and Merger Sub upon a termination of this Agreement by Parent pursuant to Section 7.01(c), (e), (f), (h) or (i), and the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to
Section 7.01(f) or (h), regardless of the circumstances giving rise to such termination; provided, however, that the foregoing shall not apply to any willful breach of this Agreement or any willful misrepresentation hereunder giving rise to such termination. Subject to Section 7.03(f), if a party is entitled to terminate this Agreement pursuant to more than one clause of
Section 7.01, such party shall be entitled to receive the Fees and Expenses to which it is entitled as a result of any such termination, provided that in no event shall there be any duplication of payment.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

          Section 8.01 Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Sections 5.06 and 5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreements shall survive termination of this Agreement in accordance with their terms.

          (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

          Section 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

          If to Parent or Merger Sub:

                    Tyco Acquisition Corp. VI (NV)/EVM Merger Corp. c/o Tyco International (US) Inc.
                    One Tyco Park
                    Exeter, NH 03833
                    Attn: President
                    Telecopy: (603) 778-7700

          With a copy (which shall not constitute notice) to:

                    Tyco International (US) Inc.
                    One Tyco Park
                    Exeter, NH 03833
                    Attn: Chief Corporate Counsel
                    Telecopy: (603) 778-7700

          and

                    Kramer Levin Naftalis & Frankel LLP
                    919 Third Avenue
                    New York, NY  10022
                    Attn:  Abbe L. Dienstag, Esq.
                    Telecopy:  (212) 715-8000
                    Telephone:  (212) 715-9100

          If to the Company:

                    Mallinckrodt Inc.
                    675 McDonnell Boulevard
                    St. Louis, Missouri 63042


                    Attn:  General Counsel
                    Telecopy: (314) 654-5366
                    Telephone: (314) 654-2000

          With a copy (which shall not constitute notice) to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, NY 10017-3954
                    Attn:  Alan D. Schnitzer, Esq.
                    Telecopy:  (212) 455-2502
                    Telephone:  (212) 455-2000

          Section 8.03 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d)  "dollars" or "$" means United States dollars;

          (e) "knowledge" means, with respect to any matter in question, that the executive officers or any employee having primary or substantial oversight responsibility for the matter of the Company, Parent or Guarantor, as the case may be, have or at any time had actual knowledge of such matter;

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Guarantor or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent, Guarantor or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          When reference is made in this Agreement to the Company, Parent or Guarantor, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

          Section 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by law requires approval by such shareholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          Section 8.05 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          Section 8.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (b) The Company and Parent agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

          Section 8.08 Agreement. This Agreement and the Guarantor's guarantee hereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreements), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

          Section 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

          Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor).

          Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          Section 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

          (b) Each of the parties hereto submits to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

          Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 8.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES (AND IN RESPECT OF ANY DISPUTE IN RESPECT OF THE GUARANTEE, PARENT SHALL CAUSE GUARANTOR TO WAIVE), TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 8.15 Performance of Obligations. Unless otherwise previously performed, Parent shall cause each of Merger Sub and the Surviving Corporation to perform all of its obligations set forth in this Agreement and Guarantor to perform all of its obligations under the Guarantee.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    TYCO ACQUISITION CORP. VI (NV)



                                    By:       /s/ Mark H. Swartz
                                         ----------------------------------
                                    Name:     Mark H. Swartz
                                    Title:    Vice President


                                    EVM MERGER CORP.



                                    By:       /s/ Mark H. Swartz
                                         ----------------------------------
                                    Name:     Mark H. Swartz
                                    Title:    Vice President


                                    MALLINCKRODT INC.



                                    By:       /s/  C. Ray Holman
                                         ----------------------------------
                                    Name:     C. Ray Holman
                                    Title:    Chairman of the Board and Chief
                                              Executive Officer

                                   GUARANTEE


          Tyco International Ltd. ("Guarantor") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Sub, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Parent or Merger Sub, such representation or warranty shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Parent's and Merger Sub's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

          Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Guarantor, to proceed against Parent or Merger Sub or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Parent or Merger Sub.

          Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Parent and Merger Sub to adhere to each provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Parent or Merger Sub to comply with its obligations under the Agreement.

          The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda,
Attn:  Chief Corporate Counsel, Telecopy No. (441) 295-9647, Confirm No.
(441) 292-8674 (with a copy as provided therefor in Section 8.02(a)).

          We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                    TYCO INTERNATIONAL LTD.


                                    By:       /s/ Mark H. Swartz
                                         ----------------------------------
                                    Name:     Mark H. Swartz
                                    Title:    Executive Vice President and
                                              Chief Financial Officer